Amended and Restated Employment Agreement (this “Agreement”), dated as of December 1, 2022 (the “Effective Date”), between Virtu Financial Operating LLC, a Delaware limited liability company (together with all parents, affiliates and subsidiaries as the "Company"), and Stephen Cavoli (“Executive”).

WHEREAS, the Company and Executive are party to an existing Amended and Restated Employment Agreement dated February 26, 2020 (the “Existing Agreement”) and desire to amend and restate the Existing Agreement as herein provided; and

WHEREAS, Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants described herein, is a material inducement to the Company’s willingness to provide equity-based compensation to Executive as described herein, and the Company would not otherwise grant such equity-based compensation to Executive if Executive did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.Term.

a.The term of Executive’s employment under this Agreement shall continue from the Effective Date until February 26, 2026 (the “Initial Expiration Date”), provided that on the Initial Expiration Date and each subsequent anniversary of the Initial Expiration Date, the term of Executive’s employment under this Agreement shall be extended for one (1) additional year unless either party provides written notice to the other party at least ninety (90) days prior to the Initial Expiration Date (or any such anniversary, as applicable) that Executive’s employment hereunder shall not be so extended (in which case, Executive’s employment under this Agreement shall terminate on the Initial Expiration Date or expiration of the extended term, as applicable); provided, however, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 5. The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term”; and the date on which the Term is scheduled to expire (i.e., the Initial Expiration Date or the scheduled expiration of the extended term, if applicable) is herein referred to as the “Expiration Date.” Notwithstanding anything contained herein to the contrary, if upon the effective date of a Change in Control, the Expiration Date is less than one (1) year from the date of such Change in Control, the Term shall automatically be renewed so that the Expiration Date is one (1) year from the effective date of such Change in Control.

b.Executive agrees and acknowledges that the Company has no obligation to extend the Term or to continue Executive’s employment following the Expiration Date, and Executive expressly acknowledges that no promises or understandings to the contrary have been made or reached. Executive also agrees and acknowledges that, should Executive and the Company choose to continue Executive’s employment for any period of time following the Expiration Date without extending the term of Executive’s employment under this Agreement or entering into a new written employment agreement, Executive’s employment with the Company shall be “at will,” such that the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice (for the sake of clarity, the provisions of this Agreement shall not apply following the expiration of the Term (except as otherwise expressly provided herein)).

2.Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

a.“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided, that in no event shall any entity Controlled by Vincent Viola but in which the Company does not have a direct or indirect ownership interest be treated as an Affiliate of the Company.

b.“Cause” means that any of the following occurs:

i.Executive is convicted of, or pleads guilty or nolo contendere to, any felony or commits any fraudulent or illegal acts with regard to the Company or its employees, independent contractors, officers, members or managers;

ii.Executive is repeatedly intoxicated or under the influence of illegal substances while performing his employment duties;

iii.Executive does not have any necessary license or regulatorily required qualification, or becomes subject to a decree or order, in each case, from a regulatory agency, in each case, that prevents him from working for the Company;

iv.Executive (A) violates any material regulatory or trading policy, procedure, requirement, rule or regulation of the Company, any exchange, regulatory agency or self-regulatory body with authority to govern or regulate him or the Company, (B) violates any material obligation or is in breach of any representation in this Agreement (including for the avoidance of doubt any exhibit hereto), or (C) violates any material written company policy as stated in the Company’s employee policy manual (as amended or revised by the Company from time to time) or the Company’s Code of Conduct and Ethics; provided, that any act, or failure to act, based upon the instructions of the Board or the Chief Executive Officer (“CEO”) or reasonably based upon the written advice of counsel for the Company shall not be considered a violation under clauses (A) or (C) herein;

v.Executives intentionally and wrongfully damages material assets of the Company;

vi.Executive intentionally and wrongfully discloses material confidential information of the Company; or

vii.Executive intentionally and wrongfully engages in any competitive activity which constitutes a material breach of this Agreement, the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement, and/or a breach of his duty of loyalty;

provided that Cause shall not apply to any act or omission described above unless the Company provides written notice of the act or omission (which, except in the case of an allegation of Cause that is subject to cure, may be provided at the time of termination) and, with respect to clauses (iii), (iv), or (vi), if curable, the act or omission is cured within 10 days after receipt of such notice and does not recur within 180 days after the initial act or omission.

c.“Change in Control” has the meaning set forth in the Plan.

d.“Control” means (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract.

e.“Disability” means means Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that Executive is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder on a full-time basis for a consecutive period of one hundred eighty (180) days in any three hundred sixty-five (365)-day period due to physical or mental illness or incapacity that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or his legal representative.

f.“Good Reason” means the termination of Executive’s employment at his initiative after, without Executive’s prior written consent, one (1) or more of the following events:

i.an adverse change in Executive’s title or reporting relationship such that he no longer reports to the Chief Executive Officer of the ultimate parent company of Virtu or a material reduction in authority, duties or responsibilities at the Company or a successor employer relative to the Executive’s authority, duties or responsibilities (with respect to a termination in connection with a

Change in Control, relative to Executive’s authority, title, duties or responsibilities immediately prior to the Change in Control) or are being required to report other than to the CEO or the Board or a material reduction in Base Salary;

ii.a material breach of this Agreement by the Company or a successor employer; or

iii.required relocation or performance of primary services (other than through routine and reasonable travel) by the Executive more than thirty (30) miles from his current place of employment in order to continue to perform the duties and responsibilities of his position.

Notwithstanding the above, Executive’s termination of employment will not be for Good Reason unless (1) he notifies the Company in writing of the existence of the condition that he believes constitutes Good Reason within 30 days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) so long as the Company acknowledges in writing the existence of Good Reason, the Executive actually terminates employment within thirty (30) days following the expiration of the Remedial Period and before the Company remedies such condition. If the Company does not acknowledge in writing the existence of Good Reason, Executive shall only be required to resign for Good Reason within two years of the end of the Remedial Period.

g.“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated entity or other entity.

h.“Plan” means the Virtu Financial, Inc. Amended and Restated 2015 Management Incentive Plan.

3.Duties and Responsibilities.

a.The Company hereby employs Executive, and Executive hereby accepts employment, subject to the terms and conditions contained herein, during the Term, as Executive Vice President reporting to the Company’s Chief Executive Officer. During the Term, Executive agrees to be employed by and devote substantially all of Executive’s business time and attention to the Company and the promotion of its interests and to use his best efforts to faithfully and diligently serve the Company; provided, however, that, to the extent such activities do not significantly interfere with the performance of his duties, services and responsibilities under this Agreement, Executive shall be permitted to (i) manage his personal, financial and legal affairs, (ii) serve on civic or charitable boards and committees of such boards and (iii) to the extent approved by the Board pursuant to a duly authorized resolution of the Board, serve on corporate boards and committees of such boards. Executive will perform such lawful duties and responsibilities as are commensurate with Executive’s titles and positions and as are generally consistent with those exercised by Executive prior to the Effective Date, and such other duties and responsibilities commensurate with Executive’s titles and positions as may be reasonably requested by the Chief Executive Officer from time to time. Executive will have the authority customarily exercised by an individual serving in such capacity of a corporation of the size and nature of the Company. During the Term, upon request shall serve as a director or an officer of one or more subsidiaries of the Company, or of an Affiliate of the Company. Executive shall not be compensated additionally in Executive’s capacity as a member of the Board or as a director or officer of a subsidiary or Affiliate of the Company.

b.During the Term, Executive’s principal place of employment shall be in one of the Company’s principal offices, including, but not limited to, the Company’s offices in Manhattan, New York, Short Hills, New Jersey and Palm Beach, Florida, or such other location as may otherwise be agreed with the Company. Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel on business to the extent reasonably necessary to fully perform Executive’s duties and responsibilities hereunder.

4.Compensation and Related Matters.

a.Base Salary. As of the Effective Date, Executive shall receive an annual base salary (“Base Salary”) of $600,000 per year, payable in accordance with the Company’s normal payroll procedures and may be increased (but not decreased) by the CEO together with the Compensation Committee (as defined below) in its sole discretion (such salary, as may be increased, the “Base Salary”). For the avoidance of doubt, the position is exempt from any and all overtime laws.

b.Annual Bonus. During the Term, for each calendar year, Executive shall be eligible to receive an annual bonus (“Annual Bonus”) with a target Annual Bonus amount of $2,000,000 (the “Target Bonus”) and a maximum Annual Bonus amount of $3,000,000 (the “Maximum Bonus”). Fifty percent (50%) of the Annual Bonus shall be based on the achievement of annual quantitative targets established in the sole and absolute discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Virtu Financial, Inc. (“Virtu”) together with the Company’s CEO (the “Quantitative Goals”) and the remaining fifty percent (50%) of the Annual Bonus will be based on annual qualitative targets established in the sole and absolute discretion of the Compensation Committee together with the Company’s CEO (the “Qualitative Goals”). Accordingly, up to $1,000,000 of the Target Bonus and $1,500,000 of the Maximum Bonus may be earned based on the achievement of the Quantitative Goals and up to $1,000,000 of the Target Bonus and $1,500,000 of the Maximum Bonus may be earned based on the achievement of the Qualitative Goals. The Annual Bonus, if any, shall be paid fifty percent (50%) in cash, thirty percent (30%) in the form of restricted shares or restricted share units (“RSUs”) in respect of Class A common stock of the Company (the “Stock”) that vest in equal annual installments on each of the first three (3) anniversaries of the date of grant, and the remaining twenty percent (20%) shall be paid in the form of fully-vested shares of Stock of fully-vested deferred share units (“DSUs”) in respect of Stock (in each case, in accordance with any applicable timely deferral election made by Executive); provided, that, the form, manner and timing of payment (including vesting of any payment in equity or equity-based awards) with respect to the Annual Bonus is subject to change in the event of (and consistent with) any change to the payout schedule formulations that is made applicable to the senior executives of the Company. The Annual Bonus, if any, shall be payable within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto).

c.Equity Awards. Executive shall be eligible to receive an equity award at the beginning of each calendar year during his employment (each such grant, an “Annual Equity Award”). It is the current intention of the Company’s Board and CEO that such Annual Equity Award will be in the form of 75,000 restricted shares or RSUs in respect of Stock, and that any such award shall be earned and vest in accordance with the terms hereof.

i.The number of shares earned with respect to each Annual Equity Award shall be determined based on the percentage of the Company’s budgeted EBITDA achieved in the calendar year to which such award relates in accordance with the following table:

Percentage of Budgeted EBITDA Achieved	Number of Shares Earned
65% or more	75,000
Less than 65%	As determined at the sole discretion of the Compensation Committee of the Board, which may be 0

ii.If the Board determines that the number of shares of Stock subject to the Annual Equity Award will be greater or less than 75,000, then the amounts reflected in the table above shall be adjusted to reflect such number of shares.

iii.To the extent any shares of Stock are earned with respect to the Initial Equity Award in accordance with 4(c)(i), 50% of such shares shall vest on the last day of the calendar year to which such award relates and the remaining 50% shall vest on the last day of the subsequent calendar year, subject in all cases to the Executive’s continued employment through the applicable vesting date.

d.Benefits and Perquisites. Executive will be eligible for all employee benefits offered by the Company to employees in similar positions. The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary, other than those provided for Executive in this employment agreement. The Company also retains the right to assign Executive’s employment agreement to an Affiliate, subject to the terms and conditions of this Agreement.

e.Indemnification. The Company will indemnify Executive to the fullest extent permitted by law and the Company’s governing documents.

5.Termination of Employment.

a.Executive’s employment under this Agreement may be terminated by either party at any time and for any reason; provided, however, that Executive shall be required to give the Company at least sixty (60) days’ advance written notice of any voluntary resignation of Executive’s employment hereunder (other than resignation for Good Reason) (and in such event the Company in its sole discretion may elect to accelerate Executive’s date of termination of employment, it being understood that such termination shall still be treated as a voluntary resignation for purposes of this Agreement). Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.

b.Upon termination, irrespective of the reason, the Company shall pay Executive: (i) unpaid salary earned through the date of termination; (ii) compensation at the rate of the salary for any vacation time earned but not used as of the date Executive’s employment terminates in accordance with Company policies as then in effect; (iii) reimbursement, in accordance with the Company’s policies and procedures, for business expenses incurred by Executive but not yet paid as of the date employment terminates; and (iv) all other payments, benefits or fringe benefits to which Executive is entitled under the terms of the applicable arrangements and/or applicable law (all of the foregoing clauses (i)-(iv) collectively, the “Accrued Obligations”).

c.If Executive’s employment under this Agreement is terminated (i) by the Company without Cause, (ii) due to Executive’s death or Disability, (iii) by Executive for Good Reason, or (iv) due to expiration of the Term on the Expiration Date as a result of the Company delivering a notice of non-renewal as contemplated by Section 1, in addition to the payments and benefits specified in Section 5(b), Executive shall also receive the following termination payments and benefits on or beginning with the first payroll whose cutoff date follows the date Executive’s employment ends or according to such timing as otherwise set forth below (collectively, the “Severance Benefits”):

i.an amount equal to greater of (x) the sum of twelve (12) months’ Base Salary, at the rate in effect immediately prior to termination (or, if higher, the highest rate in effect within the preceding six months) and (y) an amount equal to the total amount of Base Salary that Executive would have been entitled to receive had Executive continued to be employed through the Expiration Date (such amount, the “Severance Amount”), payable in a single lump sum within 30 days of the day the Release (as defined below) becomes irrevocable (or, if earlier, within five business days following irrevocability), except where payment is delayed according to the timing relating to the Release Period as set forth below or pursuant to Section 409A (as defined below) (such date, the “Severance Payment Date”);

ii.any bonus that the Company had definitively determined to pay to Executive and which was authorized and approved in accordance with the Company’s policies and procedures but which had not yet been paid to as of the date of termination, payable in a lump sum at the same date as provided under clause (i) above;

iii.(A) the Executive shall remain eligible to earn restricted shares of Stock or RSUs under his then-current Annual Equity Award in accordance with the criteria set forth in Section 4(c)(i) and, to the extent earned, the product of such earned shares multiplied by a fraction, the numerator of which is the number of calendar days the Executive was employed in the calendar year of termination, and the denominator of which is 365, shall be deemed vested on the last day of the calendar year to which such award relates, (B) any earned but unvested restricted shares of Stock or RSUs under the Annual Equity Award granted in the calendar year prior to the calendar year of the Executive’s termination shall be deemed vested as of the date of termination and (C) the Executive shall receive 75,000 fully-vested shares of Stock or, if Executive has made an applicable and timely deferral election, DSUs (clauses (A), (B) and (C), the “Equity Acceleration”); and

iv.continued health, dental, vision and life insurance benefits under the terms of the applicable Company benefit plans for (x) twelve (12) months or (y) the period from Executive’s termination of employment through the Expiration Date, whichever is longer (the “Benefits Continuation Period”), subject to Executive’s payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; provided, however, that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans; provided, further, that following the expiration of the Benefits Continuation Period (which was not terminated as a result of Executive becoming eligible for comparable coverage under another employer’s benefit plans), Executive shall be eligible to continue his health, dental, vision and life insurance benefits for Executive and his spouse and eligible dependents under the terms of the applicable Company benefit plans until the earlier of (X) Executive’s dependents reaching the age of 26, (Y) Executive or his spouse become eligible for Medicare, or (Z) Executive becoming eligible for comparable coverage under another employer’s benefit plans, subject to Executive’s payment of the full cost of such benefits; and provided, further, that to the extent the provision of such continuation coverage is not permitted under the terms of the Company benefit plans or would result in an adverse tax consequence to the Company, the Company may alternatively provide Executive with a cash payment (the “COBRA Cash Payment”) in an amount equal to the applicable COBRA premium that Executive would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time); provided, further, that the Company will use reasonable best efforts to continue coverage under the Company benefit plans to the extent legally possible without suffering any adverse consequences to the Company or other participants in such plans (the COBRA Cash Payment, if applicable, shall be paid in cash in a lump sum on the Severance Payment Date).

d.Notwithstanding anything herein to the contrary, if at any time within twelve (12) months following a Change in Control (as defined in the Plan as of the date thereof) or in anticipation of a Change of Control towards which material steps have been taken at the time of such termination and such Change of Control actually occurs, Executive’s employment under this Agreement is terminated (i) by the Company without Cause, (ii) due to death or Disability, (iii) by Executive for Good Reason, or (iv) due to expiration of the Term on the Expiration Date as a result of the Company delivering a notice of non-renewal as contemplated by Section 1, then in in lieu of the Severance Benefits described in Section 5(c) the Executive shall be entitled to receive the following:

i.An amount equal to two and a half (2.5) times the sum of (x) Executive’s Base Salary and (y) the Annual Bonus (including any amounts deferred or satisfied through the grant of equity awards) most recently awarded to Executive for completed fiscal years of the Company (collectively, the “CIC Severance Amount”) payable in a single lump sum on the Severance Payment Date;

ii.any bonus that the Company had definitively determined to pay to Executive and which was authorized and approved in accordance with the Company’s policies and procedures but which had not yet been paid to as of the date of termination, payable in a lump sum at the same date as provided under clause (i) above;

iii.(A) the product of the number of shares of Stock under the Executive’s then-current Annual Equity Award multiplied by a fraction, the numerator of which is the number of calendar days the Executive was employed in the calendar year of termination, and the denominator of which is 365, shall be deemed vested as of the date of termination, (B) any earned but unvested restricted shares of Stock or RSUs under the Annual Equity Award granted in the calendar year prior to the calendar year of the Executive’s termination, shall be deemed vested as of the date of termination and (C) the Executive shall receive 75,000 fully-vested shares of Stock or, if Executive has made an applicable and timely deferral election, DSUs (clauses (A), (B) and (C), the “CIC Equity Acceleration”; and

iv.the benefits described in Section 5(c)(iv) above, except that the Benefits Continuation Period shall be extended to (x) twenty-four (24) months or (y) the period from Executive’s termination of employment through the Expiration Date, whichever is longer.

e.For avoidance of doubt, all payments owed to the Executive under Section 5 of this Agreement will be paid in a single lump sum on the Severance Payment Date.

f.In the event Executive’s employment is terminated prior to a Change in Control but material steps have been taken at the time of such termination and such Change of Control actually occurs, in the event that Executive receives the Severance Amount or the Equity Acceleration prior to the occurrence of the Change in Control, then any such amounts paid prior to the Change in Control shall reduce the amount required to be paid pursuant to CIC Severance Amount or the CIC Equity Acceleration, respectively.

g.Notwithstanding anything else herein to the contrary, the Company’s obligation to pay the benefits described herein shall be conditioned on the receipt of a customary release and waiver of all claims (the “Release”) in a form substantially consistent with the Company’s form separation agreement. Such release and waiver must be executed and become irrevocable within sixty (60) days following the date Executive’s employment ends (the “Release Period”). If such Release Period ends in the calendar year subsequent to the calendar year in which Executive’s employment ends and any Severance Benefits or the Change in Control Bonus is subject to Section 409A, payment of such covered amounts will not be made earlier than the first business day of that subsequent year.

h.To the extent (i) any payments to which Executive becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company, constitute deferred compensation subject to Section 409A of the Internal Revenue Code (“Section 409A”) and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A) with the Company and (ii) the date of Executive’s death following such separation from service, provided, however, that such deferral shall be effected only to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty-percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that (i) all payments hereunder are exempt from Section 409A to the maximum permissible extent and, (ii) for any payments where such construction is not tenable, so that those payments comply with Section 409A to the maximum permissible extent. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. All references to termination of employment or similar terms shall be deemed to mean separation from service within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the Company will reimburse Executive for expenses for which Executive is entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred or, if earlier, within 30 days after Executive has substantiated the expense, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

6. 280G Matters.

a.Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.”  If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

b.If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof, and Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount).  All determinations made by the Accounting Firm under this Paragraph shall be binding upon the Company and Executive.  In connection with making determinations under this Paragraph, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the Change in Control, including any non-competition provisions that may apply to Executive and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

c.As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for Executive’s benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for Executive’s benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for Executive’s benefit shall be repaid by Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for Executive’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. All fees and expenses of the Accounting Firm in implementing the provisions of this Paragraph shall be borne by the Company.

d.Definitions.  The following terms shall have the following meanings for purposes of this Paragraph. (1)  A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise; (2)  “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Paragraph); (3)  “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive shall certify, in Executive’s sole discretion, as likely to apply to Executive in the relevant tax year(s); (4)  “Accounting Firm” shall mean the Company’s regular auditor, unless Executive objects to the use of that auditor, in which event the auditor shall be an independent auditor or other independent professional services organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Company and reasonably acceptable to Executive, which auditor shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control (the “Auditor”); (5)  “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and (6) “Reduced Amount” shall mean the amount of Agreement Payments that (x) has a Present Value that is less than the Present Value of all Agreement Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

7.Mutual Arbitration. Executive and the Company both knowingly and voluntarily agree to a pre-dispute arbitration clause so that should any controversy or dispute arise in connection with Executive’s employment, the cessation of Executive’s employment or the interpretation of this agreement, Executive and the Company agree to the arbitration of any and all such claims at a site in New York, before a neutral panel of the American Arbitration Association or JAMS, as dictated by the underlying facts and circumstances giving rise to Executive’s claim(s). In the course of any arbitration pursuant to this agreement, Executive and the Company agree: (a) to request that a written award be issued by the panel, and (b) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding, except that Executive agrees to waive any claim or right Executive may have for punitive or other indirect or consequential damages. Executive and the Company knowingly and voluntarily agree to enter into this arbitration clause and to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that Executive agrees that the Company may seek and obtain from a court any injunctive or equitable relief necessary to maintain (and/or to restore) the status quo or to prevent the possibility of irreversible or irreparable harm pending final resolution of mediation, arbitration or court proceedings, as applicable. The agreement between Executive and the Company to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Civil Rights Laws, the New York Executive Law, the New York City Human Rights Law, or any other federal, state of local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims. If Executive is deemed an associated person under FINRA’s rules, this agreement does not prohibit or restrict Executive from filing an arbitration claim in the FINRA arbitration forum as specified in FINRA rules.

8.Offset and Mitigation. No payments due Executive hereunder shall be subject to any offset for obligations owed by Executive to the Company or its Affiliates (except as required by applicable law). In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

9.Restrictive Covenants. Executive acknowledges and agrees that Executive shall continue to be bound by the restrictive covenants to which he is presently bound, including those set forth in the Proprietary Agreement (as defined below) (collectively, the “Restrictive Covenants”), in accordance with the terms and conditions thereof; provided, however, that the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

10.Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates are and shall remain the property of the Company, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request and subject to inspection in accordance with applicable Company employee policies generally, except as may otherwise be agreed by Executive and the Company at the time of termination; provided, that Executive shall be permitted to retain a copy of his contacts/rolodex, including in electronic form.

11.Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Sections 9 or 10 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Sections 9 or 10 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

12.Representations of Executive; Advice of Counsel.

a.Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

b.Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

13.Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or its Affiliates, which relates to events occurring during Executive’s employment with the Company and its Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial); provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled so as not to unreasonably interfere with Executive’s business or personal affairs.

14.Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

15.Assignment.

a.This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void. The Company may only assign this Agreement, and its rights and obligations hereunder, in accordance with the terms of Section 14(b).

b.This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Executive’s death or Disability, Executive’s estate, successors, heirs and assigns in the case of any payments due to Executive hereunder). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. Following a Change in Control, if the Company is not the ultimate parent corporation and the Company’s common stock is not publicly traded, the “Board of Directors” or “Board” as used in this Agreement shall refer to the board of directors of the ultimate parent of the Company.

c.Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

16.Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

17.Amendment; No Waiver; Severability.

a.No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

b.If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, that in the event that any court of competent jurisdiction shall finally hold in a non- appealable judicial determination that any provision of Section 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.  Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

18.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter, except that the terms of the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement (the “Proprietary Agreement”) dated on or around June 24, 2015 shall each continue in full force and effect in accordance with their terms, and any award agreements issued pursuant to the Plan shall continue in full force and effect in accordance with their terms.

19.Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

20.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one (1) business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:            Virtu Financial

                    1633 Broadway, 41st Floor
                    New York, NY 10019
                    Attn: Legal Department
                    E-mail: Legal @virtu.com

If to Executive:     At the most recent address on file in the
Company’s records

Notices delivered by email shall have the same legal effect as if such notice had been delivered in person.

21.Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

22.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (.pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page Follows]

This Agreement has been duly executed by the parties as of the date first written above.

VIRTU FINANCIAL OPERATING LLC

By:
Name: Douglas A. Cifu
Title: Chief Executive Officer

By:
Name: Stephen Cavoli